EXHIBIT 8

                  SCHELL BRAY AYCOCK ABEL & LIVINGSTON P.L.L.C.
                          SUITE 1500 RENAISSANCE PLAZA
                              230 NORTH ELM STREET
                        GREENSBORO, NORTH CAROLINA 27401




                                February 9, 2000




Board of Directors
FNB Corp.
101 Sunset Avenue
Asheboro, North Carolina 27203

         Re: Registration Statement on Form S-4 (the "Registration Statement") with respect to shares to be issued pursuant to the Amended and Restated Agreement and Plan of Merger by and between FNB Corp. ("FNB") and Carolina Fincorp, Inc. ("Carolina") dated as of December 28, 1999 (the "Agreement")

Ladies and Gentlemen:

         We have acted as counsel to FNB in connection with the registration of shares of its common stock, par value $2.50 (the "FNB Stock"), issuable pursuant to the Agreement, as set forth in the Registration Statement filed by FNB with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(8) of Regulation S-K. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

         Pursuant to the Agreement, FNB Acquisition Corp., a wholly owned subsidiary of FNB ("Merger Sub"), will merge with and into Carolina pursuant to North Carolina law and each outstanding share of Carolina Stock will be converted into a fractional share of FNB Stock. Immediately after that merger, Merger Sub will be merged with and into FNB pursuant to the terms of the Plan of Merger adopted by the Board of Directors of FNB on February 9, 2000 (the "Upstream Plan of Merger"). For purposes of this opinion, the "Merger" includes the mergers pursuant to the Agreement and the Upstream Plan of Merger. Cash will be paid to Carolina shareholders in lieu of issuance of fractional shares. Carolina shareholders are not entitled to dissent to the Merger.



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Board of Directors
FNB Corp.
February 9, 2000
Page 2


         In giving this opinion, we have reviewed, and with your permission we have relied upon, the representations and warranties contained in or the facts described in the Agreement, the Upstream Plan of Merger, the Registration Statement, and certificates dated February 9, 2000 in which officers of FNB and officers of Carolina make certain representations on behalf of FNB and Carolina regarding the Merger (which statements we have neither investigated nor verified) ("Tax Certificates"). We also have reviewed such other documents as we have considered necessary and appropriate for the purposes of this opinion.

         In giving this opinion, we have with your permission assumed that the statements in the Tax Certificates will be true as of the Effective Time, and that any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We also assume that (a) the Merger will be consummated in accordance with the Agreement and the Upstream Plan of Merger, and (b) Carolina's only outstanding stock (as that term is used in Section 368 of the Internal Revenue Code) is the Carolina Stock.

         Based on the foregoing, and subject to the limitations herein, we are of the opinion that under existing law, upon consummation of the Merger in accordance with the Agreement and the Upstream Plan of Merger, for federal income tax purposes:

         (i) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         (ii) No gain or loss will be recognized by FNB, Carolina or Merger Sub by reason of the Merger;

         (iii) No gain or loss will be recognized by the shareholders of Carolina upon receipt of FNB Stock in exchange for their Carolina Stock, except with respect to cash in lieu of fractional shares.

         (iv) The aggregate tax basis in the shares of FNB Stock received by a Carolina shareholder (including any fractional share interests treated as distributed to a Carolina shareholder) will be the same as the aggregate tax basis in such shareholder's Carolina Stock surrendered in exchange therefor;

         (v) The holding period for FNB Stock received by a Carolina shareholder in exchange for Carolina Stock (including any fractional share interests treated as distributed to a Carolina shareholder) will include the period during which the shareholder held Carolina Stock surrendered in the exchange, provided that Carolina Stock was held as a capital asset at the Effective Time of the Merger; and



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Board of Directors
FNB Corp.
February 9, 2000
Page 3


         (vi) The receipt of cash in lieu of a fractional share of FNB Stock will be treated as if the fractional share of FNB Stock was distributed as part of the exchange to the Carolina shareholder and then redeemed by FNB, resulting in capital gain or loss measured by the difference, if any, between the amount of cash received for such fractional share and the shareholder's tax basis in the fractional share.

         We express no opinion as to the laws of any jurisdiction other than the United States of America. Further, our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied. Our opinion does not address among other matters: (a) state, local, or foreign tax consequences of the Merger; (b) federal income tax consequences to Carolina shareholders who are subject to special rules under the Internal Revenue Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, and persons who hold their stock as part of a straddle or conversion transaction; (c) federal income tax consequences affecting shares of Carolina Stock acquired upon the exercise of stock options, stock purchase plan rights, or otherwise as compensation; (d) the tax consequences to holders of options to acquire shares of Carolina Stock; and (e) the tax consequences to FNB and Carolina of any income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Internal Revenue Code.

         This opinion represents our best legal judgment, but it is not binding on any governmental agency and is not a guarantee of result. Changes to the Code, regulations, the rulings thereunder, or changes by the courts in the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinions expressed herein. Any material defect in any assumption or representation on which we have relied might adversely affect our opinions.

         We furnish this opinion to you solely to support the discussion set forth under the headings "SUMMARY - Transaction Generally Tax-Free for FNB Shareholders and Carolina Fincorp Shareholders" and "THE MERGER - Federal Income Tax Consequences in the Registration Statement," and we do not consent to its use for any other purpose. We hereby consent to be named in the Registration Statement under the foregoing headings and to the filing of a copy of this opinion as Exhibit 8 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

                                                  Very truly yours,


                                                  /s/ SCHELL BRAY AYCOCK ABEL &
                                                      LIVINGSTON P.L.L.C.